EXHIBIT 10.12
PROMISSORY NOTE


Date:  December 19, 1994
Maker:  Howell Corporation
Payee:  Paul N. Howell
Place for Payment: 1111 Fannin, Suite 1500, Houston (Harris County), Texas Principal Amount *: TWO MILLION DOLLARS AND NO CENTS ($2,000,000.00)

* The Principal Amount represents a renewal/rollover of the unpaid portion of that certain note dated December 9, 1993.

Annual Interest Rate and Terms of Payment:

The prime rate from time-to-time in effect. The term "prime rate", as used herein, shall mean at any time the rate per annum then charged by Bank One, Texas, N.A., for 90-day unsecured commercial loans to large corporate customers of the highest credit standing; the rate at which interest accrues hereon shall change from time-to-time concurrently with each change in the prime rate. All interest shall be payable quarterly and be computed for the actual number of days elapsed on the basis of the year consisting of 365 days.

Terms of Payment (Principal):

Any amount up to Five Hundred Thousand Dollars ($500,000) is payable on demand of Payee.

The outstanding balance is payable in full on or before February 28, 1996. Prepayment in full or in part is allowed without penalty, at the sole option of Maker.

Maker promises to pay to the order of Payee at the Place for Payment and according to the Terms of Payment the Principal Amount plus interest at the rates stated above. All unpaid amounts shall be due by the final scheduled payment date.

On default in the payment of this note, it shall become immediately due at the election of Payee. Maker and each surety, endorser, and guarantor waive all demands for payment, presentations for payment, notices of intention to accelerate maturity, protests, and notices of protests.

If this note is given to an attorney for collection, or if suit is brought for collection, or if it is collected through probate, bankruptcy, or other judicial proceedings, then Maker shall pay Payee reasonable attorney's fees in addition to other amounts due. Reasonable attorney's fees shall be 10% of all amounts due unless either party pleads otherwise.

Nothing in this note shall authorize the collection of interest in excess of the highest rate allowed by law.

The terms Maker and Payee and other nouns and pronouns include the plural if more than one. The terms Maker and Payee also include their respective heirs, personal representatives, and assigns.

ATTEST:   HOWELL CORPORATION




/s/ Allyn R. Skelton, II           /s/ Paul W. Funkhouser
Allyn R. Skelton, II               Paul W. Funkhouser
Secretary                          President